EXHIBIT 4.5

                            [maxxZone.com letterhead]

                                 April 22, 2004

Eric L. Brown
370 Soi Phanid Annan, Suit 309
Klong Ton, Bangkok 10110
Thailand

Dear Mr. Brown:

      This letter agreement memorializes our agreement as to amending that certain Contract for Professional Consulting Services dated December 15, 2003, by and between maxZone.com, Inc., a Nevada corporation (the "Company"), and you (the "Agreement"). All capitalized terms used herein shall be ascribed those definitions provided for in the Agreement.

      Section 4.02 of the Agreement is hereby amended so that the Company shall issue an additional six million, five hundred thousand (6,500,000) shares of common stock of the Company to Consultant for the performance of the services described to be performed by you to the Company, pursuant to the terms and conditions of the Agreement

      If you agree with the foregoing, please sign below and return a copy of this letter to me by facsimile today and the original by overnight delivery.

                                            Sincerely,


                                            Roland Becker

ACKNOWLEDGED AND AGREED:


By:  _________________________________
     Eric L. Brown

Dated: _______________